EXHIBIT 107
Calculation of Filing Fee Tables

424(b)(5)
(Form Type)

Sila Realty Trust, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee(1)	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to be Paid	Equity	Common Stock, $0.01 par value per share	457(r) and 457(o)	—	—	$250,000,000.00	0.00015310	$38,275.00	—	—	—	—
Carry Forward Securities
Fees Previously Paid	—	—	—	—	—	—	—	—	—	—	—	—
Carry Forward Securities	—	—	—	—	—	—	—	—	—	—	—	—
	Total Offering Amounts					$250,000,000.00		$38,275.00
	Total Fees Previously Paid							—
	Total Fee Offsets							—
	Net Fee Due							$38,275.00

(1)    The registration fee is calculated in accordance with Rules 457(o) and 457(r) under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with Rules 456(b) and 457(r) of the Securities Act of 1933, as amended (the “Securities Act”), the registrant initially deferred payment of all of the registration fees for Registration Statement No. 333-289529 filed by the registrant on August 12, 2025.